EXHIBIT 12.1

                                        STATEMENT RE: COMPUTATION OF RATIOS

                                   (Amounts in thousands, except ratio amounts)
                                                    (Unaudited)


                                          Nine
                                         Months
                                          Ended
                                        September
                                           30,                              Years Ended December 31,
                                       ------------    --------------------------------------------------------------------
                                          2001           2000         1999         1998           1997            1996
                                       ------------    ---------    ---------     --------     ------------    ------------

Earnings from continuing operations
  before income taxes                      $ 7,837       $9,975      $33,272      $22,332         $14,915          $11,197
Add:
       Interest expense                      3,202        4,724        1,675          384               3               90
       Amortization of debt costs              698          546          559           19              --               --
       Interest portion of rental
         charges (1)                         1,004        1,340        1,060          720             700              500
                                       ------------    ---------    ---------     --------     ------------    ------------
           Total earnings                  $12,741      $16,585      $36,566      $23,455         $15,618          $11,787
                                       ============    =========    =========     ========     ============    ============

Fixed charges:
       Interest expense                     $3,202      $ 4,724      $ 1,675        $ 384           $   3            $  90
       Amortization of debt costs              698          546          559           19              --               --
       Interest portion of rental
         charges (1)                         1,004        1,340        1,060          720             700              500
                                       ------------    ---------    ---------     --------     ------------    ------------
           Total fixed charges              $4,904      $ 6,610      $ 3,294       $1,123           $ 703            $ 590
                                       ============    =========    =========     ========     ============    ============

Ratio of Earnings to Fixed Charges           2.60x        2.51x       11.10x       20.89x          22.22x           19.98x
                                       ============    =========    =========     ========     ============    ============

(1) Estimated portion of rental expenses deemed to be equivalent to interest (20% of rental expenses).


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